EXHIBIT 99.1

Keurig Dr Pepper Declares Quarterly Dividend

BURLINGTON, MA and FRISCO, TX (February 3, 2026) – Keurig Dr Pepper (NASDAQ: KDP) announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.23 per share, payable in U.S. dollars, on the Company's common stock. The regular quarterly dividend will be paid on April 10, 2026, to shareholders of record on March 27, 2026.

Investor Contact:
Investor Relations
T: 888-340-5287 / IR@kdrp.com
Media Contact:
Katie Gilroy
T: 781-418-3345 / katie.gilroy@kdrp.com

ABOUT KEURIG DR PEPPER
Keurig Dr Pepper (Nasdaq: KDP) is a leading beverage company in North America, with a portfolio of more than 125 owned, licensed and partner brands and powerful distribution capabilities to provide a beverage for every need, anytime, anywhere. With annual revenue of more than $15 billion, we hold leadership positions in beverage categories including carbonated soft drinks, coffee, tea, water, juice and mixers, and have the #1 single serve coffee brewing system in the U.S. and Canada. Our innovative partnership model builds emerging growth platforms in categories such as premium coffee, energy, sports hydration and ready-to-drink coffee. Our brands include Keurig®, Dr Pepper®, Canada Dry®, Mott's®, A&W®, Peñafiel®, Snapple®, 7UP®, Green Mountain Coffee Roasters®, GHOST®, Clamato®, Core Hydration® and The Original Donut Shop®. Driven by a purpose to Drink Well. Do Good., our 29,000 employees aim to enhance the experience of every beverage occasion and to make a positive impact for people, communities and the planet. For more information, visit www.keurigdrpepper.com and follow us @KeurigDrPepper on LinkedIn and Instagram.